Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of AdChina Ltd. of our report dated February 17, 2012 relating to the consolidated financial statements and financial statement schedule of AdChina Ltd., which appears in such Registration Statement. We also consent to the references to us under the heading “Selected Consolidated Financial Data” and “Experts” in such Registration Statement.

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

February 17, 2012